As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

THERMON GROUP HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2228185 (I.R.S. Employer Identification Number)

100 Thermon Drive

San Marcos, Texas 78666

(Address of Registrant’s principal executive offices, including zip code)

Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan

Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan

 (Full title of the plans)

Rodney Bingham

President and Chief Executive Officer

Thermon Group Holdings, Inc.

100 Thermon Drive

San Marcos, Texas 78666

(512) 396-5801
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert L. Verigan

Michael P. Heinz

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.001 per share, to be issued under the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan	2,757,524	$5.38	(2)	$14,835,479	(2)	$1,722.40
Common stock, par value $0.001 per share, to be issued under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan	122,000	$12.00	(3)	$1,464,000	(3)	$169.97
Common stock, par value $0.001 per share, to be issued under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan	2,771,341	$12.43	(4)	$34,447,786.60	(4)	$3,999.39

(1)

This Registration Statement on Form S-8 covers shares of common stock of Thermon Group Holdings, Inc. (the “Registrant”): (i) 2,879,524 shares of common stock issuable upon the exercise of options granted prior to the date hereof under the Registrant’s Restricted Stock and Stock Option Plan (the “2010 Equity Plan”) and the 2011 Long-Term Incentive Plan (the “LTIP”); (ii) 2,771,341 shares of common stock to be issued under the LTIP; and (iii) pursuant to Rule 416(a)  under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of common stock that may become issuable under the terms of the 2010 Equity Plan and the LTIP by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been separated into three lines.

(2)

Calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of the 2,757,524 shares of common stock issuable upon exercise of outstanding options under the 2010 Equity Plan as of the date of this Registration Statement. No additional options will be granted pursuant to the 2010 Equity Plan.

(3)

Calculated pursuant to Rule 457(h) under the Securities Act on the basis of the $12.00 exercise price of the 122,000 shares of common stock issuable upon exercise of outstanding options under the LTIP as of the date of this Registration Statement.

(4)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $12.43 per share represents the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on May 5, 2011.

PART I

INFORMATION REQUIRED IN A SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.  Thermon Group Holdings, Inc. (the “Registrant”) will send or give to each participant in the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan and Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan (collectively, the “Plans”) a copy of the applicable prospectus pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), each Plan’s prospectus is not being filed with or included in this Registration Statement. Each Plan’s prospectus and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)                            the Registrant’s final prospectus dated May 4, 2011 filed with the Commission on May 5, 2011 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-172007), as declared effective on May 4, 2011, which contains audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed; and

(2)                            the description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 28, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers

Delaware General Corporation Law.     Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation provides for such limitation of liability.

Certificate of Incorporation.     Article X of the Registrant’s second amended and restated certificate of incorporation provides that the Registrant shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made or otherwise involved in, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant. The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the Registrant to such extent and to such effect as the its board of directors shall determine to be appropriate and authorized by the DGCL. Article X of the Registrant’s second amended and restated certificate of incorporation also provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Bylaws.     Article VII of the Registrant’s amended and restated bylaws provides that the Registrant shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. The Registrant may, by action of its board of directors, provide indemnification to such employees and agents of the Registrant to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements.     In addition to the provisions of the second amended and restated certificate of incorporation and amended and restated bylaws described above, the Registrant has entered into indemnification agreements with its directors and certain of its officers to indemnify such directors and officers to the fullest extent permitted by the Registrant’s second amended and restated certificate of incorporation and amended and restated bylaws.

D&O Insurance.     The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Securityholder Agreement.     The Registrant’s private equity sponsors and certain of the Registrant’s other existing stockholders are parties to an amended and restated securityholder agreement which sets forth certain significant provisions relating to, among other things, the Registrant’s board of directors, open market transfer restrictions, drag-along rights and registration rights (the “Securityholder Agreement”).  Section 5.3 of the Securityholder Agreement provides that the Registrant shall, to the extent allowable under applicable law, indemnify its directors from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such directors in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of Texas, on May 6, 2011.

THERMON GROUP HOLDINGS, INC.

By:	/s/ Rodney Bingham
	Name:	Rodney Bingham
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Rodney Bingham and Jay Peterson, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RODNEY BINGHAM	President and Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2011
Rodney Bingham

/s/ GEORGE ALEXANDER	Executive Vice President, Global Sales and Director	May 6, 2011
George Alexander

	Chief Financial Officer, Senior Vice President, Finance and Secretary (Principal Financial and Accounting Officer)	May 6, 2011
/s/ JAY PETERSON
Jay Peterson

/s/ DANIEL J. HENNESSY	Chairman of the Board of Directors	May 6, 2011
Daniel J. Hennessy

/s/ MARCUS J. GEORGE	Director	May 6, 2011
Marcus J. George

Signature	Title	Date

/s/ JAMES A. COOPER	Director	May 6, 2011
James A. Cooper

/s/ RICHARD E. GOODRICH	Director	May 6, 2011
Richard E. Goodrich

/s/ BRIAN P. SIMMONS	Director	May 6, 2011
Brian P. Simmons

/s/ CHARLES A. SORRENTINO	Director	May 6, 2011
Charles A. Sorrentino

EXHIBIT INDEX

Exhibit No.	Description
4.1

Form of Second Amended and Restated Certificate of Incorporation of Thermon Group Holdings, Inc. (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-172007) filed April 1, 2011)

4.2

Form of Amended and Restated Bylaws of Thermon Group Holdings, Inc. (incorporated by reference to Exhibit 3.5 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-172007) filed April 1, 2011)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement to Form S-1 (File No. 333-172007) filed April 1, 2011)
4.4

Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan, as adopted on July 28,2010 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-168915) of Thermon Industries, Inc. and additional registrants named therein filed August 18, 2010)

4.5

Amendment No. 1 to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan, as adopted October 27, 2010 (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-168915) of Thermon Industries, Inc. and additional registrants named therein filed November 22, 2010)

4.6

Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan, as adopted on April 8, 2011 (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Registrant’s Registration Statement to Form S-1 (File No. 333-172007) filed April 13, 2011)

5.1*	Opinion of Sidley Austin LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Meyers Norris Penny LLP
23.3*	Consent of Bell Partners
23.4*	Consent of Shanghai JiaLiang CPAs
23.5*	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1)
24.1*	Powers of Attorney (included on signature pages hereto)

*Filed herewith